Exhibit 5.1

CLIFFORD CHANCE US LLP 31 West 52nd Street New York, NY 10019-6131 Tel +1 212 878 8000 Fax +1 212 878 8375 www.cliffordchance.com

August 30, 2021

iStar Financial Inc.

1114 Avenue of the Americas

New York, New York 10036

Re:	Registration Statement on Form S-8 of iStar Financial Inc.

Ladies and Gentlemen:

We have acted as counsel to iStar Financial Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-8, as filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2012 (the “Registration Statement”) for registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which may be issued from time to time pursuant to the Company’s 2009 Long-Term Incentive Plan (the “Plan”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purposes of rendering this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us.  As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of representatives of the Company and others.

Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan, the Shares will be legally issued, fully paid and non-assessable.

The opinion stated herein is limited to the Maryland General Corporation Law.  We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of any such law on the opinion herein stated.  In addition, we have assumed that the resolutions of the Company’s board of directors or its compensation committee authorizing the Company to issue and deliver the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued and delivered by the Company and that the Company will take no action inconsistent with such resolutions.

CLIFFORD CHANCE US LLP

iStar Financial Inc.	August 30, 2021

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof.  We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

Respectfully,

Clifford Chance US LLP